UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2023

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor
New York, New York 10019
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GNL	New York Stock Exchange
7.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	GNL PR A	New York Stock Exchange
6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR B	New York Stock Exchange
7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR D	New York Stock Exchange
7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR E	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Christopher J. Masterson

On December 20, 2023, Global Net Lease, Inc., a Maryland corporation (the “Company”) entered into an Employment Agreement with Christopher J. Masterson, its Chief Financial Officer (the “Employment Agreement”), setting forth the terms upon which Mr. Masterson will continue to serve as the Company’s Chief Financial Officer.

Under the Employment Agreement, Mr. Masterson’s base salary is $425,000, and he will be eligible for an annual bonus, equity and/or equity-based awards under the Company’s 2021 Omnibus Incentive Compensation Plan or any successor plan, and employee benefits available to similarly-situated employees of the Company. Upon certain terminations of Mr. Masterson’s employment, in addition to payment of any accrued but unpaid base salary and other accrued amounts, Mr. Masterson (or his estate) will be entitled to the following, subject to execution of an effective release of claims: (i) if the termination is by reason of death or disability, payment of any accrued but unpaid annual bonus for any previously completed fiscal year (the “Accrued Bonus”); a prorated annual bonus for the year in which such termination occurs measured at target if the termination occurs during the first quarter of the applicable fiscal year and measured based on actual performance through the date of termination if the termination occurs after the first quarter of the applicable fiscal year (the “Pro-Rata Bonus”); accelerated vesting of all then-outstanding time-based equity or equity-based awards; and accelerated vesting of all then-outstanding performance-based equity or equity-based awards based on performance through the end of the applicable performance period(s) and prorated for the period of partial employment (the “Performance-Based Vesting”); and (ii) if the termination is by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Masterson for “good reason” (as defined in the Employment Agreement), payment of the Accrued Bonus; the Pro-Rata Bonus; accelerated vesting of the then-outstanding time-based equity or equity-based awards that would have vested upon the next vesting date that follows such termination; the Performance-Based Vesting; and cash severance equal to one times the sum of annual base salary and average annual bonus for the two years immediately preceding the date of termination, paid in substantially equal installments over the 12-month period immediately following the date of termination. However, if Mr. Masterson’s termination by the Company is without cause or is by Mr. Masterson for good reason during the “change in control period” (as defined in the Employment Agreement and generally spanning the 60 or 180-day period prior to and the 12 or 24-month period following a “change in control” (as defined in the Employment Agreement)), Mr. Masterson’s termination benefits will be enhanced such that he will be entitled to full vesting of his then-outstanding time-based equity or equity-based awards; vesting of performance-based equity or equity-based awards will be based on performance through the change in control and will not be prorated based on the period of partial employment; and Mr. Masterson’s cash severance will equal 1.5 times the sum of annual base salary and average annual bonus for the two years immediately preceding the date of termination. The Employment Agreement also contains customary confidentiality, cooperation and non-disparagement covenants and 12-month post-termination non-competition and non-solicitation covenants.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NET LEASE, INC.

Date: December 22, 2023	By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Co-Chief Executive Officer and President

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